Exhibt 3ii


                  STATEMENT OF UNANIMOUS CONSENT
                    OF THE BOARD OF DIRECTORS
                                OF
                    CHASE GENERAL CORPORATION


          The undersigned members of the Board of Directors of Chase General Corporation, a Missouri corporation (the "Corporation"), being all of the directors of the Corporation, do hereby consent to the adoption of, and do hereby adopt, the following resolutions.

          RESOLVED, that Article III, Section Two of the Bylaws be amended to change the number of directors of the Corporation from five to three.

          FURTHER RESOLVED, that the officers of the Corporation be, and each hereby is, authorized and directed to execute, acknowledge, deliver, file and record a Statement of Change in Number of Directors with the Missouri Secretary of State and to take such other action and execute and deliver such other instruments as the officer so acting deems necessary or appropriate to effect the change in the number of directors of the Corporation.


Dated:    January 19, 1996.


                                     /s/ Barry M. Yantis
                                   Barry M. Yantis


                                     /s/ Brian A. Yantis
                                   Brian A. Yantis


                                     /s/ W.A. Yantis, III
                                   W.A. Yantis, III